UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Destination Maternity Team,

As you may be aware, the Company is holding its Annual Stockholders meeting on May 23, 2018, at which time Destination’s stockholders will vote on a number of corporate governance proposals, including the composition of our Board of Directors. Destination is in a contested proxy contest this year, and in addition to the Company’s incumbent Directors nominees, a group of shareholders led by Nathan Miller and Peter O’Malley (the “Miller Group”) is also proposing to nominate four separate candidates for election to the Company’s Board of Directors.

As part of this process, both the Company and the Miller Group have enlisted the services of external, ‘proxy solicitor’ firms, who are tasked with helping shareholders vote for their Director candidates of choice. As a result, those of you who own shares in the Company may receive a phone call or other communication from a representative of Okapi Partners (Destination’s proxy solicitor) or Morrow Sodali (the Miller Group’s proxy solicitor) regarding your voting preferences.

The election of the Miller Group’s nominees would replace every member of your Board with directors who lack institutional knowledge of your Company and other requisite skills for effective service on your Board. The Board has serious concerns that the Miller Group’s candidates would have a negative impact on Destination Maternity’s future growth plans, as the collective experience and relevant expertise of these individuals pale in comparison to the decades of corporate leadership and board experience in the retail and apparel industry represented on your Board

As such, the Board has unanimously recommended that all shareholders vote FOR its slate of incumbent Director candidates – Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre – on the WHITE proxy card, and disregard any proxy solicitation materials from the Miller Group. Our Board of Directors strongly urges you to ignore (and NOT sign or return) any Gold proxy card sent to you by Miller.

With a strong team in place and a solid infrastructure upon which to grow, the Company is focused on improving performance, achieving profitable growth and maximizing stockholder value. If you own shares in the Company, I hope you will join me in voting FOR the re-election of Destination’s Board of Directors.

While these proxy communications are a regular part of this contested election process, I want to assure you that this will in no way impact our day-to-day operations. It remains business as usual, and it is important that we all stay fully focused on our existing roles and responsibilities.

On behalf of the Board and management team, I thank you for your continued support, hard work and dedication.

Best,

/s/ Melissa Payner-Gregor

Melissa Payner-Gregor

Interim Chief Executive Officer & Director

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2018 Annual Meeting to be held on May 23, 2018. On April 23, 2018, Destination Maternity filed a definitive proxy statement (the “Proxy Statement”) and form of White proxy card with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2018 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2018 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at

http://investor.destinationmaternity.com.